Exhibit 99.1
September 21, 2017

PRESS RELEASE
Chart Completes Acquisition of Hudson Products
Atlanta, GA | September 21, 2017 | Chart Industries, Inc. (“Chart”) (Nasdaq: GTLS) announced that on September 20, 2017 it completed the acquisition of Hudson Products Corporation (“Hudson”) for $410 million in cash from Riverstone Holdings LLC. The signing of the definitive agreement was previously announced June 30, 2017.
Founded in 1939, Hudson is a trusted leader in heat transfer solutions with an array of strong brands and products used in refining, HVAC, petrochemical, natural gas, power generation, industrial and commercial end markets. Hudson is a North American leader in air-cooled heat exchangers (“ACHXs”) and a global leader in axial flow cooling fans (“fans”). Its installed base of over 20,000 ACHXs and 250,000 fans globally provides stable aftermarket revenue streams, which account for approximately 37% of Hudson’s total net sales.
Hudson complements Chart’s Energy & Chemicals (“E&C”) segment with the addition of its Fin-Fan® brand and other ACHXs which broaden E&C’s end market diversity from primarily LNG, industrial and natural gas to include HVAC, petrochemical and power generation. The addition of Hudson’s fans business, known by the Tuf-Lite® brand, is a new product category for Chart, and allows E&C to offer a broader technology solution for our customers.
“Hudson and Chart’s innovative, engineering focused cultures will work well together to continue to develop full service solutions,” commented Chart’s CEO, Bill Johnson. “This acquisition expands our E&C LifeCycle aftermarket presence from $50 million to $125 million in annual revenue.”
Hudson is expected to generate net sales of approximately $205 million in 2017 and EBITDA margin of 20%. Management expects the transaction to be accretive to adjusted earnings per share in 2018. Annual cost synergies of approximately $7 million are expected to be realized within 18 months of closing. Hudson will report through Chart’s E&C segment.
Credit Suisse served as exclusive financial advisor and Jones Day served as legal advisor to Chart.
Goldman Sachs & Co. LLC served as exclusive financial advisor and Latham & Watkins LLP served as legal advisor to Hudson.

Certain statements made in this news release are, or imply forward-looking statements, such as statements concerning business plans, market trends, performance, and other information that is not historical in nature. These statements are made based on Chart’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially, such as vulnerability of markets to economic downturns, a delay or reduction in customer purchases, competition, fluctuations in energy prices or changes in government energy policy, management of fixed-price contract exposure, reliance on the availability of key supplies and services, pricing and availability of raw materials, and modification or cancellation of customer contracts. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart's filings with the Securities and Exchange

Commission, including Item 1A - Risk Factors, of Chart's most recent Annual Report on Form 10-K. Chart undertakes no obligation to update or revise any forward-looking statement.
Chart is a leading independent global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and South America. For more information, visit: http://www.chartindustries.com.

Contact:
Chart Industries
Jillian Evanko
Chief Financial Officer
(770) 721-7739
Jillian.Evanko@chartindustries.com